GLOBAL GOLD HOLDS ANNUAL MEETING -Provides Update on Operations

Greenwich, CT--June 17, 2008 --Global Gold Corporation (OTCBB-GBGD), an international gold mining, development and exploration company with mining properties in Armenia, Chile and Canada, held its annual shareholders meeting as noticed last Friday (www.globalgoldcorp.com). With almost 84% of all outstanding shares represented in the voting process, shareholders re-elected the current Board of Directors by an over 97% favorable vote. Re-elected as directors were Van Z. Krikorian- Chairman and CEO, Drury J. Gallagher-Chairman Emeritus, Treasurer and Secretary as well as independent directors Nicholas Aynilian of NJA Investments, Ian Hague co-founding principal at Firebird Management, and Retired Ambassador Harry Gilmore. The shareholders also voted to confirm Sherb and Co., LLP (www.sherbcpa.com) as the company's outside auditor.

In addition, there was a review of Global Gold's current and planned operations with a focus on Armenia. At the Tukhmanuk mining property, located in central Armenia, the Company was recently issued a “special exploration license” which expanded the prior license term and increased the license area and at the Marjan mining property, located in southwestern Armenia, the Company was recently issued a twenty-five year “special mining license” as discussed in the Form 8-K filed on May 22, 2008 and April 30, 2008, respectively. The Company also commenced production in June, as scheduled, at the Tukhmanuk property at a rate of approximately 6,000 tonnes of ore per month with anticipated output of approximately 200 ounces of gold per month.

Following the annual shareholders meeting, the Board also reviewed the Company's commitment to best practices in internal operations, environmental responsibility, and social responsibility. The Board believes that it is important to offer stockholders the opportunity to communicate with the Board about Company issues and developments. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors, Global Gold Corporation, 45 East Putnam Avenue, Greenwich, CT 06830 or by email at ggc@globalgoldcorp.com.

To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, future collaboration agreements, the success of the Company's development, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Former Soviet country estimations are presented for historical reporting and to provide a basis for assessing Global Gold's choices for its business activities and not to be understood as indicating the existence of reserves or resources.

Contact Information:

Andrew Barwicki, Investor Relations 203-422-2300